Exhibit 2.1

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (the “Amendment”) is effective as of January 29, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), GigCapital2, Inc., a Delaware corporation (“GigCapital2”) and UpHealth Merger Sub, Inc., a Delaware corporation (“Merger Sub,” and together with Holdings and GigCapital2, the “Parties,” and individually, a “Party”). Certain capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, Holdings, GigCapital2 and Merger Sub are parties to that certain Business Combination Agreement dated as of November 20, 2020 (the “BCA”), pursuant to which Holdings intends to merge with Merger Sub, with Holdings surviving the merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, Holdings, GigCapital2 and Merger Sub desire to amend Schedule 7.06(C) of the BCA as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Recitals. The above recitals are hereby incorporated by reference into this Amendment as if set forth in full in the body hereof and each Party represents and warrants that, as to it, said recitals are true and accurate.

2.    Amendment. The Parties hereby amend and restate Schedule 7.06(C) of the BCA in its entirety in the form attached hereto as Exhibit A.

3.    Interpretation. The terms of Section 1.03 of the BCA are hereby incorporated into this Amendment by reference.

4.    BCA Provisions. Except as specifically amended hereunder, all of the terms and conditions of the BCA remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the BCA, this Amendment shall control.

5.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

6.    Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

7.    Successors and Assigns. No Party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other Party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the Parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

GIGCAPITAL2, INC.

By	/s/ Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH MERGER SUB, INC.

By	/s/ Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: Executive Chairman

[Signature Page to First Amendment to BCA]

EXHIBIT A

SCHEDULE 7.06(C)

Thrasys Incentive Restricted Stock Units

1.    Following the Closing and the filing of a registration statement under Form S-8 for the Equity Plan, each of the individuals listed in the tables below shall, subject to the approval of the UpHealth Board, be issued the number of restricted stock units of GigCapital2 under the Equity Plan as set forth next to such individual’s name in Section 2 below, subject to the vesting restrictions set forth below; provided, that, an individual’s right to receive any restricted stock units shall be conditioned upon the receipt by GigCapital2 of an agreement in a form reasonably acceptable to GigCapital2 pursuant to which such individual agrees to waive any right to receive any stock options, restricted stock units or any other equity interests of the Company, the Surviving Corporation, GigCapital2 or any of the Company Subsidiaries and agrees to release all claims against GigCapital2, the Company, the Surviving Corporation or any of the Company Subsidiaries for any failure by the Company or any of the Company Subsidiaries to issue stock options, restricted stock units or other equity interests of the Company or any of the Company Subsidiaries. Notwithstanding the foregoing, no provision of this Schedule 7.06(c) shall (a) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of GigCapital2, the Company, the Surviving Corporation, any of their respective Affiliates or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by GigCapital2, the Company, the Surviving Corporation or any of their respective Affiliates. For the avoidance of doubt, all grants shall be subject to the approval of the UpHealth Board and any restrictions deemed appropriate or necessary by the UpHealth Board. An individual shall be eligible to receive a grant only if he or she is a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant. All grants shall be subject to the terms of the Equity Plan and the form of agreement thereunder.

2.    Subject to Section 1, following the Closing, GigCapital2 shall grant to the individuals set forth below the number of restricted stock units of GigCapital2 as set forth next to each such individual’s name, which restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the Closing Date of the business combination, (ii) the date on which the last sale price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Closing Date of the business combination, or (iii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. If an individual set forth below ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

The Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.143% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount.

The Adjusted Aggregate Merger/Incentive Amount shall be (a) the Aggregate Merger Consideration Value divided by (b) $10.00.

Name	% of the Thrasys Incentive Amount to be Granted to Individual
Ramesh Balakrishnan	87.954%
Ranjani Ramakrishna	12.046%

In the event that any individual ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, the above percentages will not be reallocated among the remaining individuals.

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